Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130177) pertaining to the 2005 Incentive Award Plan of Trump Entertainment Resorts, Inc. of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Trump Entertainment Resorts, Inc., Trump Entertainment Resorts, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Trump Entertainment Resorts, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania March 13, 2006